Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

September 30, 2010

Tops Holding Corporation
Tops Markets, LLC

6363 Main Street
Williamsville, New York 14221

Ladies and Gentlemen:

We have acted as counsel to Tops Holding Corporation, a Delaware corporation (“Tops Holding”), and Tops Markets, LLC, a New York limited liability company (“Tops Markets”, and together with Tops Holding, the “Issuers”), in connection with the preparation and filing by the Issuers of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission relating to the issuance of $350,000,000 aggregate principal amount of the Issuers’ 10.125% Senior Secured Notes due 2015 (the “Exchange Notes”) and the unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by the guarantors listed on Schedule I hereto (collectively, the “Guarantors”).  Pursuant to the Registration Statement, the Issuers are offering to exchange (the “Exchange Offer”) all of the Exchange Notes for a like amount of their outstanding unregistered 10.125% Senior Secured Notes due 2015 (the “Old Notes”), and to exchange the Exchange Note Guarantees for the outstanding unregistered unconditional guarantees as to the payment of principal and interest on the Old Notes by the Guarantors (the “Old Note Guarantees”). The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”) and will be issued upon consummation of the Exchange Offer.  The Old Notes and the Old Note Guarantees were, and the Exchange Notes and the Exchange Note Guarantees will be issued pursuant to an indenture, dated as of October 9, 2009, as supplemented by a supplemental indenture dated as of January 29, 2010, and as further supplemented by a second supplemental indenture dated as of February 12, 2010 (collectively, the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In connection with the preparation and filing of the Registration Statement, we have reviewed originals or copies of the following documents:

(a)                                 The Indenture.

(b)                                 A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed the following:

(a)                                 The Registration Statement.

(b)                                 The Prospectus.

(c)                                  The registration rights agreement dated October 9, 2009 by and among the Issuers, the guarantors party thereto and Morgan Stanley & Co. Incorporated, Banc of America Securities LLC and HSBC Securities (USA) Inc..

(d)                                 The registration rights agreement dated February 12, 2010 by and among the Issuers, the guarantors party thereto and Morgan Stanley & Co. Incorporated and Banc of America Securities LLC.

(e)                                  Originals or copies of such other corporate records of the Issuers and their subsidiaries, certificates of public officials and of officers of the Issuers and their subsidiaries and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)                                 The genuineness of all signatures.

(b)                                 The authenticity of the originals of the documents submitted to us.

(c)                                  The conformity to authentic originals of any documents submitted to us as copies.

(d)                                 As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Issuers and the Guarantors.

(e)                                  That each of the Opinion Documents is the legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules or regulations promulgated thereunder or pursuant thereto).

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.                                      The Indenture constitutes a legal, valid and binding agreement of each of the Issuers and the Guarantors, enforceable against each of the Issuers and the Guarantors in accordance with its terms.

2.                                      When the Exchange Notes have been duly executed and delivered by the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture, and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms and entitled to the benefits of the Indenture.

3.                                      If and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Note Guarantees will be the legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with its terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)                                 Our opinions above are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)                                 Our opinions above are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)                                  Our opinions above are limited to  Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the transactions contemplated by the Opinion Documents.  This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Shearman & Sterling LLP

Schedule I

Tops PT, LLC

Tops Gift Card Company, LLC